UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 18, 2012

SPARE BACKUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Ironwood Drive, Minden Nevada	89423
(Address of principal executive offices)	(Zip Code)

775 329 2180
Registrant’s telephone number, including area code

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 14, 2012, Daniel X. Wray age 58, was appointed to our board of directors. Mr. Wray is currently the Chairman of Biofilm, Inc. (“Biofilm”), a privately held company based in Vista, California, that manufactures and distributes healthcare products.  Prior to becoming Chairman of Biofilm in 2011, Mr. Wray served as CEO of Biofilm, since founding the company in 1991.  Prior to founding BioFilm, Mr. Wray has held various positions in the Aerospace industry and holds six patents for technologies he developed during that time.  Mr. Wray has a Bachelor’s of Science degree in Chemistry from the University of Arizona.

Mr. Wray was appointed to the board of directors to replace Ivor Newman, whose resignation as a board member and from the position of COO became effective as of January 14, 2012.

During fiscal 2011, we generated gross proceeds of $440,000 from a line of credit issued by Biofilm IP LLC, which is affiliated with Mr.Wray by means of common ownership and management.  During fiscal 2011, we satisfied the obligations under the line of credit by issuing 8,550,000 shares of our common stock to Biofilm IP LLC.  The shares were valued at $513,050.

During fiscal 2011, we generated gross proceeds of approximately $273,000 from short-term loans from Biofilm IP LLC.  These loans are unsecured, bear no interest and are payable on demand.  As of December 31, 2011, we owed $273,000 to Biofilm IP LLC.

We are leasing some computer equipment and software with an aggregate value of approximately $850,000 from Moonstruck  Nevada LLC, which is affiliated with Mr. Wray by means of common ownership and management.  We have not finalized the terms of the lease yet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC

Date: January 18, 2011	By:	/s/ Cery Perle Cery Perle, Chief Executive Officer and President